                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement"), dated March 30, l99S, by and among MEDLEY CREDIT ACCEPTANCE CORPORATION ("Buyer"), a Florida corporation, whose address is P.O. Box 143096, Coral Gables, Florida 33114-3096, W. DENNIS PROUTY ("Prouty"), an individual, whose address is 9091 Vineyard Drive, Plantation, Florida 33324, LAURA C. SOT ERA ("Sotera"), an individual, whose address is 11450 N.W. 36th Place, Sunrise, Florida 33323, GARRY R. SPEAR, ESQ, ("Spear"), an individual, whose address is 20797 Cabrillo Way, Boca Raton, Florida 33428, YNC GENERAL PARTNERSHIP ("YNC"), a Florida general partnership, whose address is 7501 W. Oakland Park Boulevard, Suite 301, Lauderhill, Florida 33319 (Prouty, Sotera, Spear and YNC are, collectively, the "Sellers"), and PREMIER PROVIDER SERVICES, INC. ("Corporation"), a Florida corporation, whose address is 7501 W. Oakland Park Boulevard, Suite 301, Lauderhill, Florida 33319.

                              W I T N E S S E T H:

         WHEREAS, the Sellers own collectively (Prouty-39.6%, Sotera-39.6%, Spear-19.8% and YNC-1%), all of the authorized, issued and outstanding shares ("Shares") of the Corporation, a Florida corporation which owns and operates an accounting business, owns and operates a staffing company and does other business in the state of Florida;

         WHEREAS, the Buyer desires to purchase and receive from the Sellers, and the Sellers desire to sell, assign, transfer and deliver to the Buyer, all of the Sellers' right, title and interest in the Shares, under the terms and conditions of this Agreement;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE 1
                         SALE AND PURCHASE OF INTEREST

         1.01 Interest to be Purchased, Transferred or Assigned by the Sellers. On and as of the date of the closing contemplated by this Agreement ("Closing Date"), and under the terms and conditions of this Agreement, the Sellers agree to sell, assign, transfer and delivered to the Buyer, and the Buyer agrees to purchase and accept from the Sellers, all of the Sellers' right, title and interest in the Shares.

         1.02 No Liens. Encumbrances. Etc. The Shares shall be conveyed to the Buyer free and clear of all liens, encumbrances, conditions, and restrictions of any kind.

         1.03 Liabilities of the Buyer. On and as of the Closing Date, the Buyer shall assume and agree to pay, perform and discharge, all liabilities relating to the Shares arising as of and following the Closing Date.


                                     - 1 -

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         1.04 Liabilities Retained by the Sellers. The Sellers will be obligated to pay, perform and discharge the debts, obligations and liabilities of the Sellers from:

                  (a) any and all liabilities of the individual Sellers relating in any way to the Sellers' individual ownership of the Shares prior to the Closing Date:

                  (b) all federal, state, local or other income taxes of the Sellers.

                                   ARTICLE 2
                                 PURCHASE PRICE

         2.01 Price. The purchase price ("Purchase Price") for the Shares shall be as set forth in Exhibit A hereto.

         2.02 Manner of Payment. The Buyer will pay the Purchase Price to the Sellers as set forth in Exhibit A hereto.

                                   ARTICLE 3
                      APPORTIONMENT OF EXPENSES AND INCOME

         3.01 Accounting Apportionment. For accounting purposes, all loss and income attributable to the Shares (determined on a cash basis) on or before 11:59 P.M. on December 31, 1997, shall be for the account of the Sellers. Thereafter, such expense and income shall be for the account of the Buyer. The parties agree that, if possible7 the S-Corporation status of the Corporation shall be terminated as of December 31, 1997, and that the parties shall make all necessary notifications to the Internal Revenue Service to effectuate such termination as of such date.

                                   ARTICLE 4
    THE SELLERS' AND CORPORATION'S REPRESENTATIONS, WARRANTIES AND COVENANTS

         The Sellers and the Corporation represent, warrant and covenant to the Buyer as follows:

         4.01 Sellers' Title to Shares. The Sellers have good, absolute and marketable title to the Shares, free and clear of all liens, encumbrances, conditions and restrictions of any kind. The Sellers have the complete and unrestricted right. power and authority to sell, transfer and assign the Shares, and the transfer and delivery of the Shares to the Buyer pursuant to this Agreement will be valid and will vest title to the Shares in the Buyer free and clear of all liens, encumbrances, conditions and restrictions of any kind.

         4.02 Status. The Corporation is a corporation, duly organized, validly existing, and in good standing under the laws of the state of Florida, with full power and authority to own and

                                     - 2 -

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lease its properties, and to carry on its business as now being conducted. The
Corporation is qualified to do business and is in good standing in each jurisdiction in which the character of its business or interests makes such qualification necessary.

         4.03 Approval of Sale. The execution, delivery and performance of this Agreement, have been duly approved by all requisite corporate action, if any, on the part of the Corporation and is within the Sellers' powers. The joinder of no person or entity with the Sellers will be necessary to convey the Shares to the Buyer, however the parties acknowledge that notification of, and or consent of, the transfer of the Shares may need to be made to certain third parties prior to or following Closing, including, but not necessarily limited to, the State of Florida, the internal Revenue Service, and certain regulatory agencies. The execution, delivery and performance of this Agreement will not, to the best of the Corporation's or the Sellers' knowledge and belief, (a) cause any default in or breach of any provisions of any applicable law, rule or regulation, or (b) result in the creation of any lien, security interest, charge or encumbrance upon any of the Shares.

         4 04 Capitalization. The Corporation is authorized by its Articles of Incorporation to issue two hundred (200) shares of common stock all of which are duly and validly issued and outstanding, nonassessable and owned by the Sellers, and the Corporation will not issue any additional shares of its stock prior to the Closing.

         4.05 Stock Rights. There are no outstanding options, contracts, commitments, warrants or other rights of any character affecting or relating in any manner to the Shares.

         4.06 No Litigation or Adverse Events. To the Sellers' knowledge, there is no suit. claim, action or legal, administrative, arbitration, or other proceeding or governmental investigation pending or threatened, by or against the Sellers, Shares or the Corporation.

         4.07 Accuracy of Documents. To the Sellers' knowledge, all copies of contracts, agreements, and documents heretofore delivered or hereafter to be delivered by the Sellers in connection with the transactions contemplated hereby are or will be (as the case may be) complete and accurate in all material respects, and will not have been amended or modified by any oral agreements.

         4.08 Financial Statements. The Corporation has furnished the Buyer with financial statements of the Corporation as of February 28, 1998. All fmancia1 statements fairly present the financial condition of the Corporation at such date. To the best of the Sellers' knowledge there are no matters pending which would have an adverse or material effect on the financial statements of the Corporation fro~n February 28, 199S, through the date of Closing.

         4.09 Insurance. The Corporation has maintained, and will maintain through the Closing on this transaction, insurance coverage against liability, loss or casualty on all aspects of the Corporation's operations.


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         4.10 Tax Returns. The Corporation and the Sellers have duly filed all federal, state and local tax returns and have paid all federal, state and local taxes required to be paid with respect to the periods covered by the returns.

         4.11 No Orders, Judgments, Decrees. Etc. The Corporation is not subject to any order, judgment or decree, stipulation or consent or any agreement with any governmental body or agency which would have a material adverse effect on the financial position of the Corporation.

         4.12 Ordinary Course of Business. Subsequent to the date of the Corporation's last financial statements, the business of the Corporation has been conducted as usual in the ordinary course of business and to the best of the Sellers' knowledge material loss of any of the Corporation's customers and clients which would have an adverse effect on the Corporation's future profitability.

         4.13 License. Permits. Etc. The Corporation possesses all of the necessary license and permits to conduct the business of the Corporation and is in compliance with all applicable federal, state and municipal laws, rules and regulations.

                                   ARTICLE 5
                   THE BUYER'S REPRESENTATIONS AND WARRANTIES

         The Buyer represents and warrants to the Sellers as follows:

         5.01 Status. The Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of the state of Delaware, with full power and authority to own and lease its properties, and to carry on its business as now being conducted. The Buyer is qualified to do business and is in good standing in each jurisdiction in which the character of its business or interests makes such qualification necessary.

         5.02 Approva1 of Sale. The execution, delivery and performance of this Agreement, have been duly approved by all requisite corporate action, if any, on the part of the Buyer and is within the Buyer's powers. The joinder of no person or entity with the Buyers will be necessary to purchase the Shares by the Buyer, however the parties acknowledge that notification of, and or consent of, the transfer of the Shares may need to be made to certain third parties prior to or following Closing, including, but nor necessarily limited to, the State of Florida, the State of Delaware, the Internal Revenue Service, and certain regulatory agencies.

         5.03 No Breach of Statute or Contract. To the Buyer's knowledge, the Buyer's execution, delivery and performance of this Agreement will not breach any statute or regulation of any governmental authority, and will not conflict with or result in a breach of or default under any of the terms' conditions or provisions of any order, writ, injunction, decree,

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agreement or instrument to which the Buyer is a party, or by which the Buyer is or may be bound.

         5.04 Retention and Access to Records. After the Closing, the Buyer shall provide to the Sellers reasonable access to any Corporation records and information acquired by the Buyer pursuant to the terms hereof, to enable the Sellers (a) to perform any acts reasonably related to the Sellers' transfer of the Sellers' interest in the Corporation; (b) to enable the Sellers to carry out any and all of the Sellers' obligations pursuant to the requirements of law; and (c) to access such information for any other reason which the Sellers may reasonably request. The Buyer agrees that the Buyer shall maintain all such records and information for a period ending the fourth anniversary of the Closing Date.

                                   ARTICLE 6
                             CLOSING, POST-CLOSING

         6.01 Closing. Closing shall take place on a date mutually agreeable to the parties and may take place simultaneously with, or immediately following the execution of this Agreement. The parties shall make every reasonable effort to complete the Closing on or before March 31, 1998, but in no case shall the Closing occur after April 30, 1998, unless the time of Closing is extended through mutual written agreement of the parties.

         6.02 The Sellers' and Corporation's Deliveries. At the Closing, the Sellers and the Corporation shall execute and deliver to the Buyer or, as applicable, the Buyer shall have received from the Corporation or the Sellers:

                  (a) A resolution of the Board of Directors of the Corporation authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified as of the Closing Date by an officer of the Corporation as having been duly adopted and being in full force and effect and unmodified on the Closing Date.

                  (b) A certificate of the Board of Directors of the Corporation to the effect that all representations and warranties of the Corporation set forth in Article 4 are true and correct in all material respects as of the Closing Date and that all covenants of the Corporation set forth herein have been duly performed by the Corporation in all material respects.

                  (c) An affidavit from the respective Sellers to the effect that all representations and warranties of the Sellers set forth in Article 4 are true and correct in all material respects as of the Closing Date and that all covenants of the Sellers set forth herein have been duly performed by the Sellers in all material respects.

                  (d) A duly executed stock power and stock certificate from the respective Sellers, in form and content acceptable to the Buyer, selling, assigning or otherwise

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transferring and delivering the Shares to the Buyer, free and clear of all liens, encumbrances, conditions and restrictions.

         6.03 The Buyer' Deliveries. At the Closing, the Buyer shall deliver to the Sellers, or, as applicable, the Sellers shall have received from the Buyer:

                  (a) The full Purchase Price due at Closing for the Shares.

                  (b) A resolution of the Board of Directors of the Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified as of the Closing Date by an officer of the Buyer as having been duly adopted and being in full force and effect and unmodified on the Closing Date.

                  (c) A certificate of the Board of Directors of the Buyer to the effect that all representations and warranties of the Buyer set forth in
Article 5 are true and correct in all material respects as of the Closing Date and that all covenants of the Buyer set forth herein have been duly performed by the Buyer in all material respects.

                  (d) Within five (5) business days following the Closing, the Buyer agrees to hold the appropriate corporate meeting and cause the Corporation to adopt, certify and deliver to the Sellers a corporate resolution effectuating the indemnification of the Buyer and Sellers set forth in Section
7.03 hereto.

         6.04 Post-Closing Deliveries. After the Closing, each party to this Agreement shall, at the request of the other and without further consideration, furnish, execute and deliver such documents, instruments, certificates, notices of other further assurances as the requesting party shall reasonably request as necessary or desirable to effect complete consummation of this Agreement and the transaction contemplated hereby.

                                   ARTICLE 7
                                INDEMNIFICATION

         7.01 Indemnification of the Buyer by the Sellers. The Sellers shall defend, indemnify and hold the Buyer and any of the Buyer's assigns, heirs, agents and representatives harmless against, all damages, loss, costs or expenses (including reasonable attorney's fees at all levels of trial or appeal incurred in defending any claim for such damages, loss, costs or expenses) incurred by the Buyer resulting from or in respect to:

                  (a) any breach in the Sellers' representations. warranties or covenants in this Agreement;

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                  (b) any claim by a broker, agent or finder alleged to be
employed by, representing or otherwise involved with the Corporation or the Sellers relating to this transaction.

7.02 Indemnification of the Sellers by the Buyer. The Buyer shall defend, indemnify and hold the Sellers and any of the Sellers' assigns, heirs, agents and representatives harmless against, all damages, loss, costs or expenses (including reasonable attorney's fees at all levels of trial or appeal incurred in defending any claim for such damages, loss, incurred by the Sellers resulting from:

                  (a) any breach in the Buyer's representations, warranties or covenants in this Agreement;

                  (b) any claim by a broker, agent or finder alleged to be employed by, representing or otherwise involved with the Buyer relating to this transaction.

         7.03 Defense and Indemnification of the Sellers and Buyer by the Corporation. The Corporation shall defend, indemnify and hold harmless the Sellers, Buyer and any of Sellers' or Buyer's assigns, heirs, agents and representatives harmless against, all damages, loss, costs or expenses (including reasonable attorney's fees at all levels of trial or appeal incurred in defending any claim for such damages, loss, costs or expenses) incurred by the Sellers or Buyer resulting from any and all actions, suits, investigations, proceedings, demands, assessments, tines, audits, judgments and claims arising from the normal day-to-day performance, conduct or operations of the Corporation. The Corporation shall have no obligation to indemnify the Buyer or Sellers relating~g to the breach of any such party's individual warranties or representations in this Agreement, and the parties agree that such indemnification shall be the sole responsibility of the Buyer and Sellers pursuant to Sections 7.01 and 7.02 above.

         7.04 Limitations on Indemnity. In determining the extent of any liability, damage, claim, deficiency, assessment, loss, penalty, interest, cost or expense which any indemnified party suffers or becomes subject to as a result of matters for which it is entitled to indemnification, (a) appropriate deductions shall be made for any insurance proceeds which inure to or are available for the benefit of any indemnified party, and (b) the tax benefits recognized by the Corporation, the Sellers. or the Buyer, if any, related to the liability, damage, claim, deficiency, assessment, loss, penalty interest, cost or expense shall be taken into account and the indemnification payment shall be net of such tax effects.

         7.05 Notice of Claims. In the event that any party hereunder shall receive any written notice of any claim or proceeding against said party (the "Indemnitee"), the Indemnitee shall give the party upon such a claim could be made under this Section 7 (the "Indemnitor") written notice of any such loss, liability, claim, damage or expense, an~l the Indemnitor shall have the right to contest and defend any action brought against the Indemnitee based thereon, and shall

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have the right to contest and defend any such action in the name of the
Indemnitee at the Indemnitor's own expense; provided, that if the Indemnitor shall fail to notify the Indemnitee of the assumption of the defense of any such action within twenty (20) days of giving such notice by the Indemnitee, then the Indemnitee shall have the right to take any such action as it seems reasonable to defend, contest, settle or compromise any such action or assessment and claim indemnification as provided herein. If the Indemnitor defends any action for which indemnification is claimed, the Indemnitee shall be entitled to participate at ins own expense in the defense of such action; provided, however, that the Indemnitor shall bear the fees and expenses of the Indemnitee's counsel if (i) the employment of such counsel is specifically authorized in writing by the Indemnitor or (ii) the named parties to such action include both the Indemnitor and the Indemnitee, and there exists a conflict of interest between such parties which renders it inappropriate for counsel selected by the Indemnitor to represent both of such parties. The Indemnitor shall not be liable for any settlement of any claim, action or proceeding affected without its written consent, except as expressly provided in the first sentence of this Section 7. Failure of the Indemnitee to notify the Indemnitor(s) of any such claim for which it is entitled to indemnity hereunder shall not impair, limit or affect the indemnification provided herein so long as the ability of the Indemnitor to contest, defend or dispute such claim has not been materially and adversely affected.

                                   ARTICLE 8
                                    NOTICES

         All notices, requests, demands and other communications hereunder shall be in writing and will be deemed to have been duly given if personally delivered, or when transmitted by facsimile with confirmation of receipt from the other party, or when received if mailed by the United States First-Class Certified or Registered Mail, postage pre-paid, with return receipt requested and marked delivered or refused, or via an overnight delivery service (such as Federal Express) with proof of delivery or refusal of delivery, to the other parties at the following addresses (or at such other address as to which the parties hereto have been notified as provided herein):

if to Buyer:               Medley Credit Acceptance Corporation
                           P.O. Box 143096
                           Coral Gables, Florida 33114-3096

if to Sellers:             W. Dennis Prouty                   Laura C. Sotera
                           9091 Vineyard Drive                11450 N.W. 36th Place
                           Plantation, Florida 33324          Sunrise, Florida 33323

                                                              YNC General Partnership
                           Garry R. Spear, Esq.               7501 W. Oakland Park Blvd.
                           20797 Cabrillo Way                 Suite 301
                           Boca Raton, Florida 33428          Lauderhill, Florida 33319



                                     - 8 -




if to the Corporation:     Premier Provider Services, Inc.
                           7S01 W. Oakland Park Boulevard
                           Suite 301
                           Lauderhill, Florida 33319

                                   ARTICLE 9
                            MISCELLANEOUS PROVISIONS

         9.1 Assignment. No party may assign its rights or obligations under this Agreement without the consent of the others.

         9.2 Modification. There are no other agreements, promises, or undertakings between the parties relating directly to the sale of the Shares, except as specifically set forth herein. No alterations, changes, modifications or amendments shall be made to this Agreement except in writing and signed or initialed by the parties hereto. Notwithstanding the above, Sections 3, 4 and 5 of the letter of intent between the parties executed March 20, 1998, which formed the basis of this Agreement relating to the sale of the Shares shall survive the execution and closing of this Agreement and be binding upon the parties.

         9.3 Severability. lf any provision or paragraph of this Agreement is deemed to be unlawful or unenforceable by any court, administrative agency or statute, law or ordinance, the said provision or paragraph shall be severed from the Agreement without affecting the enforceability of the remainder of the Agreement. The parties shall make a good faith effort to redraft the severed provision or paragraph consistent with the parties' original intention but in such a way as to be lawful and enforceable.

         9 4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns and is applicable to the heirs and legal representatives of the parties hereto.

         9.5 Survivability. The covenants' representations and warranties of the respective parties hereto shall survive the Closing. No performance or execution of this Agreement in whole or in part by any party hereto, no course of dealing between or among the parties hereto or any delay or failure on the part of any party in exercising any rights hereunder or at law or in equity, and no investigation by any party hereto shall operate as a waiver of any rights of such party, except to the extent expressly waived in writing by such party.

         9.6 Florida Contract. This Agreement shall be deemed a Florida contract and shall be construed in accordance with the laws of such state, regardless of whether or nor this Agreement is being executed by any of the parties hereto in other states or otherwise.

         9.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original.

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         9.8 Compliance Dates. ln the event that any date specified in this
Agreement shall be on a Saturday, Sunday or nationally declared holiday, then the date so specified shall be deemed to be the next business day following such date, and compliance by such business day hereunder shall not be deemed a default by any of the parties under this Agreement.

         9.9 Headings. The headings of each section or subsection in this Agreement are for convenience of reference only, and shall in no manner or way whatsoever affect the interpretation or meaning of such section or subsection.

         9.10 Entire Agreement. This constitutes the entire agreement between the parties relating to the subject thereof, and prior agreements pertaining thereto, whether oral or written, have been merged and integrated into this Agreement. Notwithstanding the above, Sections 3, 4 and 5 of the letter of intent between the parties executed March 20, 1998, which formed the basis of this Agreement relating to the sale of the Shares shall survive the execution and closing of this Agreement and be binding upon the parties.

         9.11 Exhibits. The Exhibits attached hereto, together with all documents incorporated by reference herein, form an integral part of this Agreement and are hereby incorporated herein wherever reference is made to them, to the same extent as if they were set out in full at the point at which such reference is made.

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         IN WITNESS WHEREOF, the parties have executed this Agreement this ___
day of March, 1998.

BUYER:
MEDLEY CREDIT ACCEPTANCE
CORPORATION


By:________________________
     Robert D. Press, President

SELLERS:

W. DENNIS PROUTY                    LAURA C. SOTERA


-----------------------             -------------------------


GARRY R. SPEAR, ESQ.                YNC GENERAL PARTNERSHIP


------------------------            --------------------------

CORPORATION:
PREMIER PROVIDER SERVICES, INC.



-------------------------------

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                                   EXHIBIT A
                      PURCHASE PRICE AND MANNER OF PAYMENT

The Purchase Price and manner of payment for the Shares shall be as follows:

1. The Buyer shall pay to the Sellers a total base purchase price of Medley common stock equivalent to four (4) times the average net income before taxes of PPS for the fiscal year of 1997, and certain other incentive stock bonuses as follows:

                  a. The Medley base purchase price stock will be issued to d~e Sellers or their designees based upon the 1997 net income before taxes of PPS. Such income will be multiplied by 4.0 and then divided by $4.50 (the value of Medley stock solely for the purposes of this Agreement) to arrive at the amount of Medley common stock to be issued to the Sellers. Fifty percent (50%) of such base purchase price stock shall be issued within thirty (30) days of the completion of the 1997 fiscal year audit of PPS by Medley. Fifty percent (50%) of such base purchase price stock shall be issued to the Sellers on the first anniversary of the Closing Date of this transaction.

                  b. If the 1998 net income before taxes of PPS equals or exceeds the 1997 net income before taxes of PPS, the Sellers or their designees shall receive additional incentive stock options for 30,000 shares of Medley common stock, with an exercise price equal to the closing price of Medley common stock on the date of the of issuance of the stock options. Such stock options shall be issued within thirty
         (30) days of the completion of the 1998 fiscal year audit of PPS, and exercisable~r-~ from the date of issuance.

                  c. If the 1999 net income before taxes of PPS exceeds the 1998 net income before taxes of PPS by five percent (5 %), the Sellers or their designees shall receive additional incentive stock options for 15,000 shares of Medley common stock, with an exercise price equal to the closing price of Medley common stock on the date of the of issuance of the stock options. Such stock option shall be issued within thirty (30) days of the completion of the 1999 fiscal year audit of PPS, and exercisable for six (6) months from the date of issuance.

                  d. If the 1999 net income before taxes of PPS exceeds the 1998 net income before taxes of PPS by ten percent (10%), the Sellers or their designees shall receive additional incentive stock options for 30,000 shares of Medley common stock, with an exercise price equal to the closing price of Medley common stock on the date of the of issuance of the stock options. Such stock options shall be issued within thirty (30) days of the completion of the 1999 fiscal year audit of PPS, and exercisable for six (6) months from the date of issuance.

2. Assumption of Liabilities At Closing, the Buyer shall assume all liabilities relating to the Corporation, other than as expressly set forth herein to the contrary.